Exhibit (a)(5)(iii)

COMPUCREDIT HOLDINGS CORPORATION
ANNOUNCES RESULTS OF “MODIFIED DUTCH AUCTION” TENDER OFFER TO PURCHASE
UP TO $160,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS OUTSTANDING
3.625% CONVERTIBLE SENIOR NOTES DUE 2025
AND
5.875% CONVERTIBLE SENIOR NOTES DUE 2035

ATLANTA, GA, March 5, 2010 -- CompuCredit Holdings Corporation (NASDAQ: CCRT) (“CompuCredit”) today announced the results of its “Modified Dutch Auction” cash tender offer, in which CompuCredit offered to purchase for cash up to $160.0 million aggregate principal amount of its outstanding 3.625% Convertible Senior Notes due 2025 (the “2025 Notes”) and its outstanding 5.875% Convertible Senior Notes due 2035 (the “2035 Notes” and, together with the 2025 Notes, the “Notes”).  In the tender offer, CompuCredit offered to purchase the 2025 Notes at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $500 nor less than $460 per $1,000 principal amount of such Notes, and offered to purchase the 2035 Notes, if any, at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $350 nor less than $310 per $1,000 principal amount of such Notes, in each case plus accrued and unpaid interest. The tender offer expired at 11:59 p.m., New York City time, on March 4, 2010.

Based on the count by U.S. Bank National Association, the Depositary for the tender offer, $24,717,000 aggregate principal amount of the 2025 Notes and $15,554,000 aggregate principal amount of the 2035 Notes were validly tendered and not withdrawn in the tender offer.

In accordance with the terms and conditions of the tender offer and based on the count by the Depositary, CompuCredit has accepted for payment $24,717,000 aggregate principal amount of the 2025 Notes at a purchase price of $500 per $1,000 principal amount of such Notes, for a total cost of $12,358,500 for such Notes and has accepted for payment $15,554,000 aggregate principal amount of the 2035 Notes at a purchase price of $350 per $1,000 principal amount of such Notes, for a total cost of $5,443,900 for such Notes, in each case, excluding accrued interest and fees and other expenses in connection with the tender offer, for an aggregate total cost of $17,802,400 (excluding accrued interest and fees and other expenses in connection with the tender offer).

The aggregate principal amount of 2025 Notes and 2035 Notes that CompuCredit will purchase represents approximately 10.72% and 9.97%, respectively, of the currently outstanding principal amount of such Notes.

UBS Securities LLC served as Dealer Manager for the tender offer.  U.S. Bank National Association served as Depositary for the tender offer and Global Bondholder Services Corporation served as Information Agent for the tender offer.  Questions regarding the tender offer may be directed to the Dealer Manager at (888) 719-4210 (toll free) or (203) 719-4210 (collect), or the Information Agent at (866)-952-2200 (toll free) and (212) 430-3774 (for banks and brokerage firms).

About CompuCredit

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements.  These statements are based on current expectations, estimates and projections about the industry and markets in which CompuCredit operates, management’s beliefs, and assumptions made by management.  It is important to note that CompuCredit’s actual results could differ materially from those projected in such forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  Reference is made to CompuCredit’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact CompuCredit’s performance.